CALPINE CORPORATION

2007

Calpine Incentive Plan

I.	Effective Date

The 2007 Calpine Incentive Plan (the “2007 CIP” or the “2007 Plan”) is effective as of January 1, 2007 and supersedes and replaces all previously implemented Management Incentive Plans and Business Unit Incentive Plans of Calpine (or the “Company”) and the 2006 CIP (as defined below in Section II).

II.	Continuation of CIP

Except as provided in Sections III (a) and (b) below, the 2007 CIP shall be a continuation of the Calpine Incentive Plan, effective as of January 1, 2006 (“2006 CIP”), which is attached hereto as Annex A.

III.	Exceptions to 2006 CIP

(a)

With respect to Section V (1), a participant’s bonus determination will not be based solely on a participant’s position or job code within Calpine, but instead, will also be based upon a participant’s position relative to the market in which Calpine performs. Each participant will be assigned a “Target Percentage” on such basis.

(b)

With respect to Section VI and any Exhibits, for 2007 there is no payment “equal to one-third of their Annual Cash Bonus Target.” Upon the satisfaction of all conditions set forth in the 2007 CIP, the payment of the entire Annual Cash Bonus will occur within 75 days after the end of the plan year – December 31.

(c)

With respect to Section VII, the last sentence in such Section shall be as follows: “An employee hired or newly appointed to a CIP eligible position between November 1 and December 31 is not eligible to participate in the CIP for the calendar year in which he or she was hired or appointed to such new position.”

(d)	Exhibits A and B attached to the 2006 CIP are replaced by Exhibits A and B to the 2007 CIP attached hereto.

EXHIBIT A

2007 CIP

Eligible Participants

I.	Power Operations, Central Operations and Corporate Staff as listed below

Participants in the Calpine Incentive Plan (“CIP”) will include employees at the following levels:

•	Executive Vice President
•	Senior Vice President
•	Vice President and equivalent
•	Director and equivalent
•	Managers and equivalent
•	Individual Contributors as determined by the Plan Administrator

II.	Earned Bonus and Annual Goals

The Earned Bonus will be determined upon attainment of the annual Corporate Goals as described in Exhibit B. Payout will occur within 75 days after the end of the Plan year (12/31). Participants will receive 100% of any Earned Bonus within 75 days after the end of the plan year (12/31).

EXHIBIT B

2007 CIP

Pool Funding and CIP Bonus Plan Goals/Metrics

Pool Funding

•

Each plan participant has an Annual Cash Bonus Target that equals the product of his/her Base Salary times a Target Percentage associated with his/her position relative to the market in which Calpine performs. The Aggregate Target CIP Bonus Pool equals the sum of the participants’ Annual Cash Bonus Targets.

•	Based upon results, the Bonus Pool may be adjusted upward or downward for a range of 90% - 110% of the Annual Cash Bonus Targets

* * * * *

CIP Bonus Plan Goals/Metrics

•	Annual Corporate Goals/Metrics

•	Cash Flow

•	December 31, 2007 ($241) Million

•	Completion of the Plan of Reorganization and debt restructuring

•	Individual Goals

•	Determined department by department to meet the overall annualized goal of reducing expenses

•	Personal goals as determined by each employee’s immediate supervisor and mutually agreed

With the exception of awards paid under the Transition Incentive program (Exhibit C) that may involve the elimination of a participant’s own position, participants must be actively employed on the date of the payment of the Earned Bonus in order to receive payment.

ANNEX A

CALPINE CORPORATION

Calpine Incentive Plan

I.	Effective Date

The Calpine Incentive Plan (the “CIP” or the “Plan”) is effective as of January 1, 2006 and supersedes and replaces all previously implemented Management Incentive Plans and Business Unit Incentive Plans of Calpine (or the “Company”).

II.	Plan Purpose

The CIP is a key element of the Company’s total compensation program and is designed to attract, motivate, retain and reward eligible employees. The plan rewards eligible employees by allowing them to receive bonuses based upon both how well the Company performs against certain financial objectives as well as how the individual personally performs. In order for any bonuses to be earned and paid, the Company must meet minimally acceptable performance targets. If those targets are not met, no bonuses will be paid. If those targets are met, then bonuses will be paid based on a combination of Company performance and individual performance.

III.	Plan Eligibility

Participants eligible to participate in the Plan are defined in Exhibit A.

IV.	Bonus Pool Determination

The aggregate CIP bonus pool amount approved by the Compensation Committee of the Board of Directors (the “Committee”), is determined in the following steps:

1.

Prior to the start of, or early in each performance period, the Company shall confirm the business/performance goals (“Corporate Goals”) for that period. The Corporate Goals for the current performance period are attached hereto as Exhibit B.

2.

During the fiscal quarter following the performance period (which in some situations is the first half of a calendar year, and in others, the entire calendar year), the Plan Administrator shall review how the actual results for the period compared to the Corporate Goals for that period and determine the level of achievement of the various goals, expressed as a percentage. As required, the Committee will review and approve, modify, adjust or cancel the achievement in its sole discretion.

3.

The sum each participant’s “Annual Cash Bonus Target” which is each participant’s Target Percentage (described in Section V (1) below) multiplied by his or her base salary, for the calendar year to which Corporate Goals (as defined in Section IV(1) above) and Individual

Goals (as defined in Section V(4)) apply (“Base Salary”), establishes the target aggregate CIP bonus pool (“Aggregate Target CIP Bonus Pool”).

4.

The percentage of goal achievement shall be applied to the Aggregate Target CIP Bonus Pool, and may result in a final actual aggregate CIP bonus pool (“Final Aggregate CIP Bonus Pool”) greater than, or less than, the sum each participant’s Annual Cash Bonus Target. As a general rule, the level of the Final Aggregate CIP Bonus Pool shall be consistent with the Company’s level of Corporate Goal achievement.

For example, if the Company achieved 100% of the established Corporate Goals, the Final Aggregate CIP Bonus Pool will be 100% of the Aggregate Target CIP Bonus Pool.

Based upon the achievement of the Corporate Goals, the Aggregate Target CIP Bonus Pool may be adjusted upward or downward within a range of 90% to 110% of the sum of the Annual Cash Bonus Targets.

V.	Participant Bonus Determination

Although participant bonus determinations are completely at the discretion of the Plan Administrator and subject to the achievement of Corporate Goals, many factors are taken into consideration in determining an individual participant’s earned bonus under the Plan.

The bonus amount allocated to a participant (“Earned Bonus”) is generally determined by the following factors:

1.

Position – Each eligible position is associated with a job code that is assigned a target percentage based on the level of responsibility and market practices for the position (“Target Percentage”). The Target Percentage will be communicated to each participant upon hire, placement in, or promotion to any CIP eligible position.

2.	Base Salary – The amount of a participant’s Base Salary earned in a CIP eligible position during a performance period is directly related to a participant’s Earned Bonus.

3.

Company Performance – The level of Company Corporate Goal achievement and the resulting funding level as determined by the Committee and described in Section IV (3) is one factor used in determining a participant’s Earned Bonus. The portion of a participant’s Annual Cash Bonus Target attributable to Company performance generally will be adjusted by the same percentage by which the Aggregate Target CIP Bonus Pool is adjusted as described in Section IV (4).

4.

Participant Job Performance – An additional component in calculating a participant’s Earned Bonus is the attainment of specific individual goals and objectives, which are established by the participant along with the participant’s respective manager at the beginning of the measurement period (“Individual Goals”).

5.

Mix of Corporate Goals and Individual Goals – Earned Bonuses are determined based on a combination, or mix, of the achievement of Corporate Goals and Individual Goals that is determined by Job Level, and is included in Exhibits A attached hereto.

6.	Other Factors Considered:

•

Foremost are Calpine’s overriding principles of ethical conduct and integrity. It is expected that each participant will conduct Calpine’s business in an open and honest fashion and actions, and that decisions will represent the Company with honor and distinction in the face of public scrutiny.

•

Furthermore, a participant’s compliance with all applicable laws and Company policies, procedures and standards (including, but not limited to, the Code of Conduct, the Risk Management Procedures Manual, the Antitrust Policy, the Safety and Health Policy, and the Equal Employment Opportunity Policy) is an essential consideration in determining bonus eligibility and amount. In addition, a participant’s Earned Bonus under the Plan may be adjusted for his or her individual performance and contribution, as determined by the participant’s manager.

VI.	Payment of Earned Bonus

Each Earned Bonus under the Plan will be calculated based on attainment of goals and paid as follows:

•

        Participants in positions at the Director, Manager and Individual Contributor levels: Provided the Corporate Goals are achieved, participants in the aforementioned levels will receive two payments per year. The first payment, equal to one-third of their Annual Cash Bonus Target, will be earned for the performance in the first half of the year. Payout will occur within 75 days after the end of the first half of the year (June 30).

The second payment will be an amount equal to the Earned Bonus less any amount paid out after the first half of the year (as described in the preceding paragraph) and will be determined based on the criteria as described in Exhibit B. Any resulting payout will occur within 75 days after the end of the plan year - December 31.

If Company performance does not meet the Corporate Goal performance threshold for the year or the employee voluntarily or involuntarily terminates, no repayment will be required by the participant to the Company for the 1/3 bonus payment nor will there be any offset of future bonus payments.

•

       Participants in positions at or above the level of Vice President: Provided the Corporate Goals are achieved, one-hundred (100%) percent of the Earned Bonus will be paid within 75 days after the end of the Plan Year – December 31.

•	Participants in the Transition Incentive Award program of the CIP: The CIP also provides a limited number of awards to participants under the Transition Incentive Provision

(“Exhibit C”). These employees are engaged in activities such as asset sales, plant closings, etc. which may, by the nature of the activity, result in the elimination of their jobs. Employees in this classification will be advised of their respective participation based on criteria determined by the Company from time to time.

•

       In all cases, bonus payments will be subject to all applicable taxes and any applicable and appropriate deductions for garnishments, 401(k) Retirement Savings Plan, and other deductions or withholdings.

VII.	Transfers and New Hires

In the event that a participant transfers from one position to another during the course of the performance period, or is a new hire, his/her Plan bonus for the year will be calculated on a pro-rated basis to reflect the actual time spent in each position and the bonus target for each position during the performance period. An employee hired between November 1 and December 31 is not eligible to participate in the CIP for the calendar year in which he or she was hired.

VIII.	Retirements, Disability, Death and Terminations

Except as provided below, participants are eligible to receive a bonus under this Plan provided they remain actively employed on the day bonus payments are paid. Participants in the Transition Incentive Award program of the CIP are exempt from this provision.

Notwithstanding the foregoing, in the event of a participant’s retirement (provided such participant qualified under the Company’s retirement policy), long-term disability or death during a Plan year, his/her Earned Bonus will be pro-rated to reflect the actual time in active service during the Plan year. If a Plan participant dies, retires or becomes subject to long-term disability after the conclusion of a performance period, but prior to the bonus payout for such period, he or she will still be eligible to receive the entire Earned Bonus under the Plan for such period.

Except as otherwise provided hereunder, any participant whose employment is terminated by the Company for any reason (including such termination by the Company after a participant becomes eligible for retirement) or who voluntarily resigns (except for retirement) prior to the Earned Bonus payout is not eligible to receive a bonus payment under such program.

IX	Administration

The Plan will be administered by the Plan Administrator who shall be Calpine’s Chief Executive, or the Company officer designated by the Chief Executive Officer from time to time (i.e., SVP Human Resources, etc.). The Plan Administrator shall have broad authority to interpret the terms and conditions of the Plan, subject to the following decisions reserved for the Committee:

1.   As required, the approval of the Company’s financial and non-financial goals discussed in Section IV above;

2.   Interpretation of the Plan on any matters in which the Chief Executive Officer or the Plan Administrator is not a disinterested party.

Furthermore, the Plan Administrator must approve any modifications, amendments, or adjustments to the Plan or any of its key provisions and all bonus payments. In addition, all bonus payments under this Plan are subject to the review and the approval of the Chief Executive Officer. Any decisions of the Plan Administrator in the interpretation of the Plan may be appealed in writing to the Committee. However, any decision of the majority of the Committee is final and binding on all parties.

X	Disputes

If a Plan participant disputes a bonus payment or the absence of a payment under such program, he or she must submit a claim in writing describing the claim to the Plan Administrator. The Plan Administrator will respond to the claim within a reasonable time. Any decisions of the Plan Administrator may be appealed in writing to the Committee. However, any decision of a majority of the Committee is final and binding on all parties.

XI	Discretion in Amendment/Termination

Distribution and payout of all Earned Bonus amounts under the CIP are at the sole discretion of the Plan Administrator. The Plan Administrator may at any time and for any reason, amend, alter, suspend or terminate this Plan, subject to the approval of the Committee. Any amendment, supplement, or exception to this Plan must be in writing and will be communicated to all eligible participants. Likewise, any superseding management incentive plan must be in writing and expressly state that it supersedes this Plan. The Committee may in its discretion suspend any and all payments under the Plan.

XII	No Employment Rights

Notwithstanding anything to the contrary herein, each Plan participant’s employment with the Company is and shall continue to be at-will. A participant’s employment with the Company may be terminated at any time by the participant or the Company, with or without cause and with or without notice, as permitted by law.

XIII	Governing Law

The validity, interpretation, construction and performance of this Plan shall be governed in accordance with Texas law, except for its conflict of laws provisions, unless a superseding federal law is applicable or, in the case of Canada, unless a superseding law under Canadian jurisdiction is applicable.

XIV	No Assignment

Without the written consent of the Plan Administrator, no participant may assign any right or obligation under this Plan to any other person or entity. Notwithstanding the foregoing, the terms of this Plan and all rights of the participant hereunder shall inure to the benefit of, and be enforceable by, the participant’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees or legatees.

XV	Integration

This document and each exhibit hereto represent the entire agreement and understanding between the Company and the participants in the Plan as to the subject matter herein, and therefore supersede all prior or contemporaneous agreements, whether written or oral.

XVI	Severability

The invalidity of unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

EXHIBIT A

2006

Calpine Incentive Plan – Eligible Participants

I.	Power Operations, Central Operations and Corporate Staff as listed below

Participants in the Calpine Incentive Plan (“CIP”) will include employees at the following levels:

•	Executive Vice President
•	Senior Vice President
•	Vice President and equivalent
•	Director and equivalent
•	Managers and equivalent
•	Individual Contributors as determined by the Plan Administrator

Eligible participants will be notified by the Plan Administrator and will receive a plan document at the time they are nominated for participation.

A.  Six Month Bonus

Provided that the six month (through June 30, 2006) Corporate Cash Flow objective of ($350) million as described in Exhibit B is attained, participants in positions at the Director, Manager and Individual Contributor levels will be eligible to receive a payment equal to one-third of their Annual Cash Bonus Target within 75 days after the end of the first half of the calendar year.

B.  Earned Bonus and Annual Goals

The Earned Bonus will be determined upon attainment of the annual Corporate Goals as described in Exhibit B. Payout will occur within 75 days after the end of the Plan year (12/31). Participants will receive 100% of any Earned Bonus within 75 days after the end of the plan year (12/31).

Note:  Payments to participants in jobs at the Director level and below will be reduced by any payment they may have received subject to achievement of the Corporate Cash Flow objective of ($350 million) described above in “A”.

Participants’ Earned Bonus will be determined by the achievement of both Corporate Goals and Individual Goals as described in the following table:

Job Level	Target Awards as % of Base Salary	Corporate CIP Goal Achievement	Individual Goal Achievement
Section 16(b) Officers	Discretionary Review by Compensation Committee
Executive Vice President	100%	80% of award	20% of award
Senior Vice President	40%	70% of award	30% of award
Vice President	30%	60% of award	40% of award
Director	25%	50% of award	50% of award
Manager	20%	40% of award	60% of award
Individual Contributor	15%	20% of award	80% of award

EXHIBIT B

2006

Pool Funding and CIP Bonus Plan Goals/Metrics

Pool Funding

•

Each plan participant has an Annual Cash Bonus Target that equals the product of his/her Base Salary times the Target Percentage associated with his/her job level (see table in Exhibit A). The Aggregate Target CIP Bonus Pool equals the sum of the participants’ Annual Cash Bonus Targets.

•	Based upon results, the Bonus Pool may be adjusted upward or downward for a range of 90% - 110% of the Annual Cash Bonus Targets

* * * * *

CIP Bonus Plan Goals/Metrics

•	First Half Goals/Metrics:

•	Cash Flow

•	June 30, 2006 ($350) Million

•	Annual Goals/Metrics

•	Cash Flow

•	December 31, 2006 ($316) Million

•	Individual Goals

•	Specific dollar goals as determined department by department to meet the overall annualized goal of reducing expenses by $180 million

•	Personal goals as determined by each employee’s immediate supervisor and mutually agreed

Subject to attainment of Cash Flow Goals for the first half of the 2006 Plan Year payments of one-third (33.3%) of the Annual Cash Bonus Target will be disbursed to participants at the Director level and below before the 75th day following June 30, 2006.

With the exception of awards paid under the Transition Incentive program (Exhibit C) that may involve the elimination of a participant’s own position, participants must be actively employed on the date of the payment of the Earned Bonus in order to receive payment.

EXHIBIT C

2006

Transition Incentive Plans

In connection with activities necessary to the successfully disposition of assets, closing of plants and similar activities designed to support the restructuring of Calpine, there may be a number of employees who, by the nature of their activities, eliminate their respective jobs. The Transition Incentive Plans provide a program that rewards these participants for their work in completing assignments and specific transactions that enhance Calpine’s value.

A.  Transaction/Transition Bonus

To be paid to CIP eligible employees who are working on a specific assignment with a targeted end date. In the majority of cases, the completion of the assignment will result in the affected employee’s lay-off. Generally, the Earned Bonus for an affected employee will be calculated based upon his/her Annual Cash Bonus Target. Any Earned Bonus may be paid during the assignment or specific transaction, upon the assignment’s or transaction’s completion, or both. The Transaction/Transition bonus is paid in lieu of a CIP bonus. An Earned Bonus shall be paid with 75 days of the assignment’s or transaction’s completion.

Subject to a written agreement, an employee who voluntarily resigns or is terminated by the Company for any reason prior to successful completion of the specified assignment will not be eligible for a Transaction/Transition bonus payout.

B.  Construction Completion Bonus

To be paid to construction, engineering and commissioning employees at the level of Director and below (including designated employees who are not eligible for the CIP) assigned to specific capital or construction projects. Each specified project will have a construction completion bonus pool assigned to it. An Earned Bonus will be made on a discretionary basis by management based upon an employee’s contribution to that project. An Earned Bonus may be paid during the project, upon completion of the construction project or both. Each Earned Bonus may be paid to employees who are no longer employed with Calpine at the time the entire construction project is completed as long as management deems their services to have been satisfactorily completed and no longer needed at some time prior to the project’s completion date.

Subject to a written agreement, an employee who voluntarily resigns or is terminated by the Company for any reason prior to completion of the construction project will not be eligible for a Construction Completion Earned Bonus payout.